As filed with the Securities and Exchange Commission on February 10, 2009
Registration No. 333-153549
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Velocity Portfolio Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6153	65-00008422
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Number)
Incorporation or Organization)	Classification Code Number)

1800 Route 34 North
Building 4, Suite 404A
Wall, NJ 07719
(732) 556-9090
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John C. Kleinert
President and Chief Executive Officer
1800 Route 34 North
Building 4, Suite 404A
Wall, NJ 07719
(732) 556-9090
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Douglas S. Ellenoff, Esq.	Steven M. Skolnick, Esq.
Sarah E. Williams, Esq. James J. Mangan, Esq.	Anita Chapdelaine, Esq. Michael Lestino, Esq.
Ellenoff Grossman & Schole LLP	Lowenstein Sandler PC
150 East 42nd Street, 11th Floor	65 Livingston Avenue
New York, New York 10017	Roseland, New Jersey 07068-1791
(212) 370-1300	(973) 597-2500
Fax: (212) 370-7889	Fax: (973) 597-2400
As soon as practicable after the effective date of this Registration Statement
(Approximate Date of Commencement of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
		Offering Price	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	per Unit(1)	Offering Price(1)	Registration Fee
Units, each consisting of one share of Common Stock, $.001 par value, one Class A Warrant, one Class B Warrant, and one Class C warrant(2)	2,875,000	$4.75	$13,656,250	$537
Shares of Common Stock included as part of the Units(2)	2,875,000	—	—	—(3)
Class A Warrants included as part of the Units(2)	2,875,000	—	—	—(3)
Shares of Common Stock underlying the Class A Warrants included in the Units(2)(4)	2,875,000	$4.75(4)	$13,656,250	$537
Class B Warrants included as part of the Units(2)	2,875,000	—	—	—(3)
Shares of Common Stock underlying the Class B Warrants included in the Units(2)(4)	2,875,000	$4.75(4)	$13,656,250	$537
Class C Warrants included as part of the Units(2)	2,875,000	—	—	—(3)
Shares of Common Stock underlying the Class C Warrants included in the Units(2)(4)	2,875,000	$4.75(4)	$13,656,250	$537
Total			$54,625,000	$2,148(6)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 375,000 units, and 375,000 shares of common stock, 375,000 class A warrants underlying such units, 375,000 class B warrants underlying such units, and 375,000 class C warrants underlying such units which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.

(3)	No fee pursuant to Rule 457(g).

(4)	Calculated in accordance with Rule 457(g)(2)

(5)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Note to Filing:

This Amendment No. 5 has been filed solely to include as part of this Registration Statement Exhibit 1.1: Form of Underwriting Agreement, Exhibit 4.17: Specimen Unit Certificate, Exhibit 4.18: Specimen Class A Warrant Certificate, Exhibit 4.19: Specimen Class B Warrant Certificate, Exhibit 4.20: Specimen Class C Warrant Certificate, and Exhibit 4.21: Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, payable in connection with the sale and distribution of the securities being registered pursuant to this registration statement. We will pay all of these amounts. All amounts except the SEC registration fee are estimated.

SEC registration fee	$2,148
FINRA filing fee	5,964
Accounting fees and expenses	225,000
Legal fees and expenses	250,000
NYSE Alternext Listing Fee	60,000
Printing fees, transfer agent fees and expenses	50,000
Underwriter fees and expenses	200,000
Miscellaneous	6,888

Total	$800,000

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

On July 27, 2007, we consummated the final closing of our private placement offering of 10.0% convertible subordinated notes in the aggregate principal amount of $2,350,000, due 2017 to accredited investors. The notes were sold by us through Anderson & Strudwick, which served as placement agent. The notes are subordinated in liquidation preference and in right of payment to all of our then-existing debt and senior in right of payment and in liquidation preference to any of our future “long term” debt.

On September 26, 2007, we consummated an initial closing of a private placement offering of shares of common stock and warrants to purchase shares of common stock to accredited investors. On October 11, 2007, we consummated the second and final closing of this offering. We sold an aggregate of 43,125 shares at a purchase price of $40.00 per share and delivered warrants to purchase an aggregate of 8,625 shares of our common stock. We received aggregate net proceeds of $1,632,500 from the placement, after payment of offering expenses of approximately $10,000 and commissions of approximately $82,500. We retained Anderson & Strudwick to act as placement agent. In addition, the placement agent is entitled to receive 2 year warrants to acquire 2,063 shares of the Company’s common stock.

On May 6, 2008, we consummated an initial closing of a private placement offering of Units comprised of shares of common stock and warrants to purchase shares of common stock to accredited investors. On May 19, 2008, we consummated our second and final closing of the private placement offering. We sold an aggregate of 47,258 Shares, 40,000 of which were at a purchase price of $18.00 per share and 7,258 of which were at a purchase price of $18.60 per Share and delivered three-year warrants to purchase an aggregate of 11,815 shares of our common stock.

The Warrants entitle the holders to purchase shares of our common stock reserved for issuance thereunder for a period of three years from the date of issuance. 10,000 of the warrants have an exercise price of $22.6 per share and 1,815 of the warrants have an exercise price of $23.20 per share, or the holders may receive shares pursuant to a net settled stock appreciation right provision.

We received net proceeds of $793,650 from the placement, after payment of offering expenses of approximately $61,350 and commissions of approximately $50,400. In addition, Anderson & Strudwick received three-year warrants to acquire 4,000 shares of our common stock at an exercise price of $22.60 per share and three-year warrants to acquire 726 shares of our common stock at an exercise price of $23.20 per share.

Net proceeds from the sales of securities discussed in this Item 15 were used primarily for working capital purposes including, but not limited to, the purchase of distressed consumer receivable portfolios. All of the offers and sales referred to above were in private offerings to accredited investors (as such term is defined in Regulation D) in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated under such act by the Commission. Each of the purchasers was furnished with information about us and had the opportunity to verify such information. Additionally, we obtained a representation from each purchaser of such purchaser’s intent to acquire the securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. The securities bear appropriate legends and we have issued stop transfer instructions to our transfer agent.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereof.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act of 1933, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant has only caused authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on the 10th day of February, 2009.

VELOCITY PORTFOLIO GROUP, INC.

By:	/s/ John C. Kleinert
John C. Kleinert
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ John C. Kleinert John C. Kleinert	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)	February 10, 2009

* W. Peter Ragan Sr.	Vice President, Director	February 10, 2009

* Steven Marcus	Director	February 10, 2009

* Dr. Michael Kelly	Director	February 10, 2009

* David Granatell	Director	February 10, 2009

/s/ James J. Mastriani James J. Mastriani	Chief Financial Officer, Chief Legal Officer, Secretary, Treasurer (Principal Accounting Officer)	February 10, 2009

• By:
/s/  John C. Kleinert
Attorney-in-Fact

Exhibit Index

Exhibit
Number		Description

1.1		Form of Underwriting Agreement
3	.1(A)	Certificate of Incorporation
3	.2 (X)	Amendment to Certificate of Incorporation
3	.3(N)	Amended and Restated By-laws
3	.4(BB)	Amendment to Certificate of Incorporation
4	.1(C)	Specimen Common Stock certificate
4	.2(S)	Loan and Security Agreement, dated as of January 27, 2005, by and between Velocity Investments, LLC and Wells Fargo Inc.
4	.3(S)	General Continuing Guaranty, dated January 27, 2005, executed by Registrant in favor of Wells Fargo Inc.
4	.4(S)	Security and Pledge Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Inc.
4	.5(S)	Subordination Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Inc.
4	.6(T)	Form of promissory note issued on April 15, 2007
4	.8(K)	Common Stock Purchase Warrant
4	.9(U)	Warrant to Purchase 100,000 Shares of Series A Convertible Preferred Stock
4	.10(U)	Specimen Series A Convertible Preferred Stock Certificate
4	.11(V)	Common Stock Purchase Warrant
4	.13(W)	Form of Common Stock Warrant
4	.14(B)	2004 Equity Incentive Program
4	.15(Z)	Fourth Amendment to Loan and Security Agreement, dated as of February 29, 2008, by and between Velocity Investments, LLC and Wells Fargo Foothill, LLC
4	.16(AA)	Fifth Amendment to Loan and Security Agreement, dated as of November 1, 2008, by and between Velocity Investments, LLC and Wells Fargo Foothill, LLC
4.17		Specimen Unit Certificate
4.18		Specimen Class A Warrant Certificate
4.19		Specimen Class B Warrant Certificate
4.20		Specimen Class C Warrant Certificate
4.21		Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5	.1+	Opinion of Ellenoff Grossman & Schole LLP
10	.1(F)	Employment Contract, dated as of September 8, 2004, by and between Registrant and James J. Mastriani
10	.2(G)	Independent Consulting Agreement, dated December 16, 2004, between Registrant and The Del Mar Consulting Group, Inc.
10	.3(G)	Non-qualified Stock Option Agreement, dated December 16, 2004, Between Registrant and The Del Mar Consulting Group, Inc.
10	.4(H)	Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and STB, Inc. (n/k/a Velocity Portfolio Group, Inc.)
10	.5(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant
10	.6(H)	Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and J. Holder, Inc.
10	.7(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between John C. Kleinert and J. Holder, Inc.

Exhibit
Number		Description

10	.8(H)	Employment Agreement, dated as of January 1, 2004, between Velocity Investments, LLC and W. Peter Ragan, Jr.
10	.9(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC
10	.10(H)	Employment Agreement, dated as of January 1, 2004, between VOM, LLC and W. Peter Ragan, Sr.
10	.11(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC
10	.12(H)	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and Velocity Investments, LLC
10	.13(H)	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and VOM, LLC
10	.14(H)	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and J. Holder, Inc.
10	.15(Y)	Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant
10	.16(Y)	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC
10	.17(Y)	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC
10	.18(H)	Form of Legal Collection Agreement
10	.19(I)	Real Estate Joint Venture Agreement dated June 2, 2005
10	.20(K)	Securities Purchase Agreement dated October 27, 2005
10	.21(K)	Registration Rights Agreement dated October 27, 2005
10	.22(K)	Security Agreement dated October 27, 2005
10	.23(K)	Subsidiary Guarantee dated October 27, 2005
10	.24(L)	Form of Director Indemnification Agreement
10	.25(M)	First Amendment to Loan and Security Agreement by and between Wells Fargo Inc. and Velocity Investments, L.L.C. dated as of February 27, 2006
10	.26(O)	Amendment Agreement
10	.27(P)	Second Amendment to Loan and Security Agreement, dated December 8, 2006
10	.28(P)	Third Amendment to Loan and Security Agreement, dated February 23, 2007
10	.29(Q)	Agreement of Lease, dated May 2, 2007
10	.30(R)	Registration Rights Agreement, dated September 26, 2007
10	.31(BB)	Form of Lock-up Agreement
21	.1(D)	Subsidiaries of the registrant
23	.1+	Consent of Weiser LLP
23	.2+	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)
24.1		Powers of Attorney (contained on page II-4)

+	Previously filed.

A.	Incorporated by reference to Registrant’s Registration Statement on Form S-18 (File No. 33.13609A) filed with the Securities and Exchange Commission

B.	Incorporated by reference to Registrant’s Definitive Information Statement filed with the Securities and Exchange Commission on March 19, 2004.

C.	Previously filed with Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

D.	Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-130234, filed with the Securities Exchange Commission on December 29, 2005.

E.	Incorporated by reference to Schedule 13D filed by Lomond International, Inc. with the Securities and Exchange Commission on March 10, 2004.

F.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.

G.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.

H.	Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities Exchange Commission on March 16, 2005.

I.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2005

J.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.

K.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2005

L.	Incorporated by reference to Registrant’s Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on December 2, 2005

M.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2006.

N.	Incorporated by reference to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 15, 2005.

O.	Incorporated by reference to Registrant’s Current Report on Form 10-QSB filed with the Securities and Exchange Commission on May 22, 2006.

P.	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 5, 2007

Q.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2007.

R.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2007.

S.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

T.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2005.

U.	Incorporated by reference to Registrant’s Current Report on Form SB-2/A filed with the Securities and Exchange Commission on April 18, 2006

V.	Incorporated by reference to Registrant’s Current Report on Form 10-QSB filed with the Securities and Exchange Commission on May 22, 2006.

W.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2007.

X.	Incorporated by reference to Amendment No. 3 to Registrant’s Registration Statement on Form SB-2 (File No. 333130056)

Y.	Incorporated by reference to Registrant’s 2005 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006.

Z.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on March 3, 2008.

AA.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on November 4, 2008.

BB.	Filed as part of Amendment No. 1 to Form S-1, File No. 333-153549, filed with the Securities and Exchange Commission on November 19, 2008.